Exhibit 10.4

THIS CHANGE OF CONTROL AGREEMENT (the “Agreement”) is effective as of ________________, by and between ___________________ (the “Director”) and QUANTUM CORPORATION, a Delaware corporation (the “Corporation”). This Agreement supersedes any previously signed Change of Control Agreement between the parties.
RECITALS
A.The Board of Directors of the Corporation (the “Board”) has determined that it is in the best interests of the Corporation and its stockholders to assure that the Corporation will have the continued dedication and objectivity of the Director, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Corporation.
B.The Board believes that it is important to provide the Director with stock benefits upon a Change of Control, which are competitive with those of other corporations, and provide sufficient incentive to the Director to continue his or her Association (as defined below) with the Corporation following a Change of Control.
C.Certain capitalized terms used in this Agreement are defined in Section 4 below.
AGREEMENT
In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of the Director by the Corporation, the parties agree as follows:
1.Acceleration of Vesting of Equity-Based Compensation Awards. If the Director’s Association with the Corporation terminates on or within the twelve (12) month period following a Change of Control, other than termination due to death or Disability, then the portion of any Equity Award held by Director that is not vested at the time of termination shall automatically become vested.
2.Code Section 409A.
(a)Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) will be considered due or payable until the Director has a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”). In addition, if the Director is a “specified employee” within the meaning of Section 409A at the time of the Director’s separation from service (other than due to death), then the vesting acceleration provided under this Agreement, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to the Director on or within the six (6) month period following the Director’s separation from service will accrue during such six (6) month period and will become payable in a lump sum payment (without interest and less any applicable tax withholdings) on the date six (6) months and one (1) day following the date of the Director’s separation from service. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Director dies following his or her separation from service but prior to the six (6) month anniversary of his or her date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less any applicable tax withholdings) to the Director’s estate as soon as administratively practicable after the date of the Director’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.
(b)This provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Corporation and the Director agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Director under Section 409A.
3.Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a)Association. “Association” shall mean the performance of services by the Director on behalf of the Corporation in his capacity as a member of the board of directors.
(b)Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule l3d-3 under said Act), directly or indirectly, of securities of the Corporation representing forty percent (40%) or more of the total voting power represented by the Corporation’s then outstanding voting securities; or
(ii)The consummation of a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or the consummation of a sale or disposition by the Corporation of all or substantially all the Corporation’s assets.
(c)Disability. “Disability” shall mean that the Director has been unable to perform his or her duties under this Agreement as the result of his or her incapacity due to physical or mental illness with or without reasonable accommodation, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to the Director or the Director’s legal representative (such statement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Corporation of its intention to terminate the Director’s employment. In the event that the Director resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.
(d)Equity Award. “Equity Award” shall mean any equity-based compensation award held by the Director, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance-vested stock units, and any compensation into which such equity awards are converted upon the Change of Control.
4.Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied.
5.Successors.
(a)Corporation’s Successors. Any successor to the Corporation (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Corporation’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Corporation would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Corporation” shall include any successor to the Corporation’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.
(b)Director’s Successors. The terms of this Agreement and all rights of the Director hereunder shall inure to the benefit of, and be enforceable by, the Director’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
6.Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Director, mailed notices shall be addressed to him at the home address which he most recently communicated to the Corporation in writing. In the case of the Corporation, mailed notices shall be addressed to its corporate headquarters.
7.Miscellaneous Provisions.
(a)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Director and by an authorized officer of the Corporation (other than the Director). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.
(c)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.
(d)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(e)Arbitration. Any claim or dispute, whether in contract, tort, statute or otherwise (including the interpretation and scope of this Arbitration Clause, and the arbitrability of the claim or dispute), between the Director and the Corporation as well as their respective employees, agents, successors or assigns, which arises out of or relates to this Agreement shall be resolved by neutral, binding arbitration and not by a court action. Any claim or dispute is to be arbitrated by a single arbitrator from JAMS (www.jamsadr.com).
The arbitrator shall be an attorney or retired judge and shall be agreed upon by the parties within ten (10) business days of the demand for arbitration being filed with the arbitration organization. If the parties are unable to select an arbitrator, then the arbitration organization will provide a list of five (5) arbitrators and each party shall strike two names within five (5) business days and one of the remaining individuals will be appointed by the arbitration organization as the arbitrator within five (5) business days of receipt of the parties’ submissions.
Unless otherwise provided for by law, the Corporation will pay all costs and expenses of such arbitration, with the exception of any filing fees associated with any arbitration initiated by Director, but only so much of the filing fees as Director instead would have paid had Director filed a complaint in a court of law.
The arbitrator shall apply California substantive law to the proceeding, except to the extent Federal substantive law, including the Federal Arbitration Act, would apply to any claim.  The arbitration hearing shall be conducted in Santa Clara County, California. If the chosen arbitration organization’s rules conflict with this Arbitration Clause, then the provisions of this Arbitration Clause shall control.
Discovery during arbitration will be conducted pursuant to the California Discovery Act. All of the provisions of California Code of Civil Procedure section 1283.05 as well as any amendments or revisions thereto, are incorporated into this Agreement. The arbitrator shall follow the California Evidence Code as it relates to the trial of civil actions. The parties are free to waive or modify any evidentiary rule or procedure with the consent of the arbitrator.
The arbitrator’s written award with findings of fact law shall be issued in writing within thirty (30) days of the conclusion of the proceedings and shall be final and binding on all parties, except that a party may request a new arbitration under the rules of the arbitration organization by a three-arbitrator panel. The appealing party requesting new arbitration shall be responsible for the filing fee and other arbitration costs subject to a final determination by the arbitrators of a fair apportionment of costs. Any court having jurisdiction may enter judgment on the arbitrator’s award.
The Parties retain any and all injunctive relief rights. This Arbitration Clause shall survive any termination of this contract. If any part of this Arbitration Clause is deemed or found to be unenforceable for any reason, the remainder shall remain enforceable.
THE PARTIES UNDERSTAND AND AGREE THAT THEY ARE WAIVING THEIR RIGHTS TO TRIAL BEFORE A JURY AND TO SUBMIT ANY CLAIMS TO BINDING ARBITRATION.
(f)No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (f) shall be void.
(g)Assignment by Corporation. The Corporation may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Corporation or to the Corporation provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Corporation at the time of assignment. In the case of any such assignment, the term “Corporation” when used in a section of this Agreement shall mean the Corporation that the Director is actually associated with.

(h)Amendment of Award Agreements. The Corporation and the Director agree that the provisions of this Agreement shall supersede any conflicting provisions of any equity-based compensation award agreement of the Director, and the Corporation and the Director agree to execute such further documents as may be necessary to amend any such agreement. With respect to equity-based compensation awards granted on or after the date hereof, the provisions of this Agreement will apply to such awards except to the extent otherwise explicitly provided in the applicable equity-based compensation award agreement.
(i)Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.
(j)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Corporation by its duly authorized officer, as of the day and year first above written.

QUANTUM CORPORATION	DIRECTOR

By ___________________________	__________________________________
Name:	Name:
Title:	Title: